Exhibit 99.1

The Simply Good Foods Company Reports Third Quarter Fiscal 2017 Financial Results

Denver, CO, July 12, 2017 – The Simply Good Foods Company (NASDAQ: SMPL, SMPL.W) (“Simply Good Foods”) today reported fiscal third quarter financial results for its subsidiary NCP-ATK Holdings, Inc., a developer, marketer and seller of branded nutritional foods and snacking products (together with its operating subsidiary “Atkins Nutritionals, Inc.” referred to herein as “Atkins”).

Fiscal third quarter 2017 financial results for Atkins reflect the 13 weeks ended May 27, 2017, prior to the closing of the recent business combination (the “Business Combination”) between Atkins and Conyers Park Acquisition Corp. (“Conyers Park”) which occurred on July 7, 2017. In connection with the closing of the Business Combination, Atkins and Conyers Park merged under Simply Good Foods, a new holding company, and both Conyers Park and Atkins became wholly-owned subsidiaries of Simply Good Foods.

“We are very pleased with our third quarter financial results, which are evidence of the consistent, successful execution of our efforts to increase consumption through distribution and velocity gains as well as the introduction of innovative new products,” commented Joseph E. Scalzo, President and Chief Executive Officer, of Simply Good Foods. “The completion of our merger with the Conyers Park team marks an exciting milestone as we take a meaningful step forward in our business evolution. We believe we have significant potential to leverage our well-established brand and capitalize on our strategic growth initiatives to drive continued sales and profitability and to create value for our shareholders.”

Third Quarter Fiscal 2017 Highlights

●	Net sales were $96.5 million

●	Gross profit was $43.6 million, representing 45.1% of net sales

●	Net income was $4.3 million

●	Pro Forma Adjusted EBITDA was $14.8 million, representing 15.3% of net sales

On a GAAP basis, net sales decreased approximately 8% from the 13 weeks ended May 28, 2016 primarily due to a strategic decision to begin licensing frozen meals in September 2016, which negatively affected comparability. Gross profit increased 3%, or 450 basis points as a percentage of net sales, compared to the prior year period. Net income increased $3.6 million from the 13 weeks ended May 28, 2016.

Pro Forma Adjusted net sales, which have been adjusted for the change in licensing, increased $6.7 million, or 7%, as a result of higher Atkins sales on its core snacking business as well as the acquisition of Wellness Foods, Inc. (a Canada-based developer, marketer and seller of the SimplyProtein® brand) in December 2016. Pro Forma Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased approximately 20% to $14.8 million, or 15.3% of net sales, for the 13 weeks ended May 27, 2017 compared to $12.3 million, or 13.7% of pro forma adjusted net sales, in the prior year period.

Year-to-Date Fiscal 2017 Highlights

●	Net sales were $298.6 million

●	Gross profit was $138.9 million, representing 46.5% of net sales

●	Net income was $14.6 million

●	Pro Forma Adjusted EBITDA was $55.1 million, representing 18.5% of net sales

On a GAAP basis, net sales decreased approximately 8% from the 39 weeks ended May 28, 2016 primarily due to a strategic decision to begin licensing frozen meals in September 2016, which negatively affected comparability. Gross profit increased 2%, or 470 basis points as a percentage of net sales, compared to the prior year period. Net income increased $5.7 million, or 64% from the 39 weeks ended May 28, 2016.

Pro Forma Adjusted net sales, which have been adjusted for the change in licensing, increased approximately $18 million, or 6%, as a result of higher Atkins sales on its core snacking business as well as the acquisition of Wellness Foods, Inc. in December 2016. Pro Forma Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 16% to $55.1 million, or 18.5% of net sales, for the 39 weeks ended May 27, 2017 compared to $47.4 million, or 16.9% of pro forma adjusted net sales in the prior year period.

For the full fiscal year of 2017, Simply Good Foods continues to expect to achieve approximately $72 million in Adjusted EBITDA. In subsequent years, expectations are for annual growth in net sales of 4% to 6% with Adjusted EBITDA growth in the high single digits.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, July 12, 2017 at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S and International callers can dial 201-689-8263.

In addition, the call and supplementary presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://thesimplygoodfoodscompany.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, July 24, 2017, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13664853.

About The Simply Good Foods Company

The Simply Good Foods Company, or “Simply Good Foods,” is the company created by the business combination of Conyers Park Acquisition Corp., with executive founders Jim Kilts and Dave West, long-time business leaders in the consumer products sector, and NCP-ATK Holdings, Inc. Today, our highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Endulge®, Atkins Harvest Trail brand names. Simply Good Foods will look to expand its platform through investment opportunities in the snacking space and broader food category. Over time, Simply Good Foods aspires to become a portfolio of brands that bring simple goodness, happiness and positive experiences to consumers and their families. For more information, please visit https://www.thesimplygoodfoodscompany.com.

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Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “believe”, “potential”, “increase”, “continue”, “expect”, “aspires”, “outlook” or the negative or other variations thereof and other similar words, phrases or expressions. These forward-looking statements include statements regarding future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: changes in the business environment in which the Company operates including general financial, economic, regulatory and political conditions affecting the industry in which the Company operates; changes in consumer preferences and purchasing habits; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of Company’s management teams; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measure and Related Information

This communication includes Pro Forma Net Sales and Adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Atkins defines Adjusted EBITDA as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other onetime expenses. Atkins believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation. Atkins management believes that this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to Atkins’ financial condition and results of operations. You should review the reconciliation of Atkins’ non-GAAP financial measures to the comparable GAAP financial measures which are included in this press release, Form 10-Q and investor presentation to be filed by The Simply Good Foods Company, and not rely on any single financial measure to evaluate Atkins’ business. In addition, certain of the financial information of Atkins contained herein is unaudited and does not conform to SEC Regulation S-X and as a result such information may be presented differently in future filings by The Simply Good Foods Company with the SEC.

Investor Contacts

Katie Turner/ Rachel Perkins
ICR
646-277-1228
Katie.turner@icrinc.com

Rachel.perkins@icrinc.com

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NCP-ATK Holdings, Inc. and Subsidiaries
(dba Atkins Nutritionals)

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(In thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 27, 2017	May 28, 2016	May 27, 2017	May 28, 2016
Net sales	$96,503	$104,590	$298,614	$324,367
Cost of goods sold	52,933	62,162	159,759	188,651
Gross profit	43,570	42,428	138,855	135,716

Operating Expenses:
Distribution	4,084	4,598	13,413	13,673
Selling	4,350	5,444	12,621	14,813
Marketing	9,733	9,494	28,969	28,958
General and administrative	12,276	12,215	33,975	34,080
Depreciation and amortization	2,482	2,458	7,409	7,705
Other Expense	17	227	75	652
Total operating expenses	32,942	34,436	96,462	99,881

Income from operations	10,628	7,992	42,393	35,835

Other income (expense):
Change in warrant liabilities	1,119	—	722	—
Interest expense	(6,430)	(6,559)	(20,059)	(20,292)
Loss (gain) on foreign currency transactions	724	357	6	(44)
Other income (expense)	83	(12)	282	104
Total other expense	(4,504)	(6,214)	(19,049)	(20,232)

Income before income taxes	6,124	1,778	23,344	15,603
Income tax expense	1,777	1,002	8,747	6,728
Net income	$4,347	$776	$14,597	$8,875

Other comprehensive income:
Foreign currency translation adjustments	(805)	33	(389)	158
Comprehensive income	$3,542	$809	$14,208	$9,033

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NCP-ATK Holdings, Inc. and Subsidiaries

(dba Atkins Nutritionals)

Net Income to Adjusted EBITDA Reconciliation

(Unaudited)

	13-Weeks Ended		39-Weeks Ended
	27-May-17	28-May-16	27-May-17	28-May-16

Net Income (As reported in the Q3 10Q)	$4.3	$0.8	$14.6	$8.9

Interest expense	$6.4	$6.6	$20.1	$20.3
Income tax expense	1.8	1.0	8.7	6.7
Depreciation and amortization	2.5	2.5	7.4	7.7
Stock Based Compensation	(0.3)	0.5	1.1	1.5
Management Fees (1)	0.4	0.7	1.4	1.4
Restructuring Charges (2)	0.0	0.2	0.1	0.7
Transaction Fees/IPO Readiness (One time in nature)	(0.2)	0.2	0.4	0.5
Legal Costs (One time in nature)	0.2	-	0.6	0.0
Frozen Licensing Media (One time in nature)	0.5	-	0.8	0.0
Other Exp (3)	(0.8)	(0.4)	(0.1)	(0.0)

Adjusted EBITDA (As defined in the Q3 10Q)	$14.8	$12.1	$55.1	$47.7

Note: Dollars In millions.

(1)	Historical management fees paid to selling shareholders.
(2)	One-time costs of restructuring activities
(3)	Other charges consist principally of exchange impact of foreign currency transactions as well as minor impacts of channel inventory returns.

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NCP-ATK Holdings, Inc. and Subsidiaries

(dba Atkins Nutritionals)

Net Sales to Pro Forma Adjusted Net Sales Reconciliation

(Unaudited)

	13-Weeks Ended		39-Weeks Ended
	27-May-17	28-May-16	27-May-17	28-May-16

Net Sales (As defined in the Q3 10Q)	$96.5	$104.6	$298.6	$324.4

Removal of Frozen Meals related Net Sales	$-	$(15.8)	$-	$(46.8)
Licensing Income Adjustment	-	1.0	-	3.0
Net Frozen Meals Licensing Adjustment	-	(14.8)	-	(43.8)

Atkins' Pro forma Adjusted Net Sales	$96.5	$89.8	$298.6	$280.6

Adjusted EBITDA (As defined in the Q3 10Q)	$14.8	$12.1	$55.1	$47.7

Removal of Frozen Meals related EBITDA	$-	$(0.8)	$-	$(3.3)
Licensing Income Adjustment	-	1.0	-	3.0
Net Frozen Meals Licensing Adjustment	-	0.2	-	(0.3)

Atkins' Pro forma Adjusted EBITDA	$14.8	$12.3	$55.1	$47.4

Note: Dollars in millions. Financial metrics do not include the impact of purchase accounting or other impacts from the consummation of this transaction.

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